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                                                                  EXHIBIT 10.110

                                 January 11, 1995


Mr. William F. Gorog, Trustee
WorldCorp Employee Savings and
 Stock Ownership Plan
13873 Park Center Road
Herndon, Virginia 22071

Re:  Supplemental Terms and Provisions to
     Customer Agreement Dated January 11, 1995

Dear Mr. Gorog:

     This letter agreement sets forth certain terms and provisions which are supplemental to the terms of a Customer Agreement dated January 11, 1995, for a margin loan to the WorldCorp ESSOP. The following terms and provisions shall apply to this account:

     1). The maintenance equity requirement for this margin account will be 40% as required by NYSE rules for margin accounts of Rule 144 affiliates. In the event that the stock price closes at $4.00 or lower for 5 consecutive trading days, the maintenance equity requirement will increase to 50%, and it will increase to 60% if the stock closes at $3.00 per share for 5 consecutive trading days. The initial debit may not exceed 50% of the market value of the collateral shares.

     2). Margin calls must be met within five (5) business days from the date of issuance.

     3). If the price of WorldCorp common stock should close at $2.00 or lower, the shares will be moved to a cash account and the outstanding margin loan shall be repaid in full within 24 hours. Thereafter, the shares may not be transferred back to the margin account until the stock returns to the $5.00 level.

     4). Scott & Stringfellow will not lend or deliver the collateral shares at any time to another broker-dealer and the shares will at all times remain in the possession and control of Scott & Stringfellow.




                 P.O. Box 1575, Richmond, Virginia 23213-1575

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Page Two
Letter to William F. Gorog, Trustee
WorldCorp ESSOP
January 11, 1995



     5). The arbitration clauses contained in paragraphs 20 and 21 of the Customer Agreement have been eliminated due to ERISA considerations.

     6). The interest rate which shall apply to this margin loan will be based on the broker call rate as quoted in the Wall Street Journal plus 100 basis points.

     7). It is our understanding that the WorldCorp ESSOP expects that the margin debit will be reduced by approximately $90,000 per calendar quarter. Scott & Stringfellow agrees that upon each such payment of principal to release the number of shares determined pursuant to the release provisions in section 6(d)(1) of the ESSOP; provided, however, in order to prevent such a release of shares from violating the margin requirements of the Loan Agreement, WorldCorp shall provide collateral or make contributions adequate to maintain the margin requirements of the Loan Agreement as required by the letter agreement, dated January 11, 1995, by and between the WorldCorp ESSOP and WorldCorp.

     8). This loan is a non-recourse obligation of the ESSOP. With respect to recourse against the ESSOP, Scott & Stringfellow will look only to the collateral held by it for satisfaction of any amounts due. Notwithstanding the foregoing, Scott & Stringfellow may look to WorldCorp pursuant to the Guarantee Agreement for full payment of all amount owed under the loan (such amounts to be determined without regard to the non-recourse nature of the loan).

          Payments made by the ESSOP of principal and interest on the loan shall not exceed the sum of all contributions (excluding any contributions of stock of the Company) that are made to the ESSOP by the Company to enable the ESSOP to meet its obligations under the Loan Agreement, any earnings on such Company contributions, and any cash dividends on the shares of the Company stock purchased with the proceeds of the prior loan refinanced by this Loan (whether or not such shares have been released from pledge hereunder). Notwithstanding the foregoing provisions, the Trustees of the ESSOP may apply the proceeds from the sale of any shares remaining subject to pledge hereunder to pay principal and accrued interest due on the loan in the event of the sale of the Company or the termination of the ESSOP or if the ESSOP ceases to be an employee stock ownership plan under section 4975(e)(7) of the Internal Revenue Code.

     9). The loan is due and payable May 23, 1996, unless earlier repaid or unless earlier payment in part or full is required pursuant to the terms of the Loan Agreement.
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Page Three
Letter to William F. Gorog, Trustee
WorldCorp ESSOP
January 11, 1995


     10). Upon the occurrence of an event of default as defined below, all principal and accrued interest under the loan shall be immediately due and payable, and, without limiting any other rights it may have, Scott & Stringfellow may take any action described in Section 10 of the Customer Agreement. An event of default shall include (i) any breach by the ESSOP of any of its obligations under the Customer Agreement or this letter agreement, (ii) the occurrence of any of the circumstances described in Section 10 of the Customer Agreement which would give Scott & Stringfellow the right to take any of the actions specified therein, (iii) a lapse in the effectiveness of the registration statement filed pursuant to the Registration Rights Agreement between Scott & Stringfellow and WorldCorp or any breach by WorldCorp of any obligation under the Registration Rights Agreement, or (iv) any black-out period pursuant to the Registration Rights Agreement which exceeds 20 days.



     Please indicate you knowledge and acceptance of these supplemental terms and provision by signing where indicated below. Thank you.



Sincerely,

SCOTT & STRINGFELLOW, INC.



Steven C. DeLaney
First Vice President and
Chief Financial Officer



ACCEPTED.

WORLDCORP EMPLOYEE SAVINGS AND
     STOCK OWNERSHIP PLAN



BY: /s/ William F. Gorog
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   William F. Gorog, Trustee